EXHIBIT 21






                	SUBSIDIARIES OF IBP, inc.
                    	December 26, 1998




            	Foodbrands America, Inc., Delaware
	            IBP Foodservice, L.L.C., Delaware*


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  *	Owns 100% interest in Foodbrands America, Inc.